News Release	Contact:
For Immediate Release	Anna Austin, EVP, Corporate Communications (314) 523-8354 Ian Chadsey, Manager, Investor Relations (905) 238-3904 Email: investor.relations@tlcvision.com

TLCVision Completes Acquisition of TruVision

St. Louis, Missouri, November 9, 2005: TLCVision Corporation (NASDAQ:TLCV; TSX:TLC), North America’s premier eye care services company announced today, that effective November 8, 2005, it had completed the acquisition of TruVision, a leading managed care contractor for elective health care services. The transaction involved the purchase of all outstanding shares of TruVision for $17.4 million in cash and 3,913 TLCVision shares, coupled with a three year earn-out.

“TruVision is a very attractive opportunity for TLCVision, serving as a patient acquisition channel for our new refractive expansion strategy into the value-priced market,” said Jim Wachtman, President and Chief Executive Officer. “Integration plans are underway and we are pleased with the enthusiastic response we have received from Health Plan Administrators and our Doctors, since the announcement two weeks ago.”

About TLCVision

TLCVision is North America’s premier eye care services company, providing eye doctors with the tools and technologies needed to deliver high-quality patient care. Through its centers management and technology access service models, and its managed care contracting strength, TLCVision maintains leading positions in Refractive, Cataract, and AMD markets. More information about TLCVision can be found on the website at www.tlcv.com.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934, which statements can be identified by the use of forward looking terminology, such as “may”, “will”, “expect”, ”intend”, “anticipate”, “estimate”, “predict”, “plans” or “continue” or the negative thereof or other variations thereon or comparable terminology referring to future events or results. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous factors, including the timing of expenditures, effects of competition, changes to pricing, acquisitions and expansion opportunities, any of which could cause actual results to vary materially from current results or TLCVision’s anticipated future results. See the Company’s reports filed with the Canadian Securities Regulators and the U.S. Securities and Exchange Commission from time to time for cautionary statements identifying important factors with respect to such forward looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from results referred to in forward looking statements. TLCVision assumes no obligation to update the information contained in this press release.